Exhibit 4.16

Tropical Fruit Cultivation Technology Development and Technical Service Contract

Party A (Entrusting Party): Beijing ReTo Hengye Technology Co., Ltd.

Party B (Entrusted Party): Beijing Haoyu Runze Technology Group Co., Ltd.

In accordance with the Civil Code of the People's Republic of China and other laws and regulations, Party A and Party B, through friendly negotiation and on the principles of good faith, equality and mutual benefit, hereby enter into this Contract regarding Party B’s provision of technology development, technology licensing and technical services to Party A.

1. Cooperation Matters

1.1 Party B licenses to Party A the patented technologies it owns relating to tropical fruit cultivation, and provides corresponding technical guidance.

1.2 Party B provides Party A with the cultivation technologies it currently masters for the following varieties: passion fruit, red pitaya (dragon fruit), golden honey peach, yellow-black honey crisp wax apple, sugar apple, honey snow mango, golden nectarine, fragrant fruit, Australian finger lime, longkong fruit, Vietnamese sapodilla, manmi apple, Brazilian cherry, peanut butter fruit, Thai loquat mango, Mexican mangosteen, Qo avocado, etc.

1.3 Party B uses Party A’s funds to construct new facilities, introduces new tropical fruit varieties for Party A, and researches and develops corresponding cultivation techniques. The intellectual property rights arising from such achievements shall be owned by Party A.

1.4 Party B shall assign professional technicians to guide Party A in the large-scale cultivation and production of tropical fruits in the area designated by Party A.

2. Cooperation Term

2.1 The cooperation term shall be 5 years, commencing on December 1, 2025 and ending on November 30, 2030.

3. Fees and Payment Methods

3.1 Total contract price: RMB THIRTY MILLION YUAN ONLY (¥30,000,000).

The total price includes all fees payable by Party A for Party B to fulfill its obligations under this Contract, including but not limited to technology licensing fees, technology development fees, technical service fees, labor costs, equipment usage fees, site usage fees, etc. Unless otherwise agreed, Party A shall not pay any further fees to Party B during the performance of the Contract.

3.2 Payment Method

Party B shall provide invoices to Party A in accordance with the following phases and conditions; Party A shall pay the installments to Party B upon receipt of the invoices:

●	First installment: Within 15 working days after this Contract is signed and takes effect, Party A shall pay RMB TWENTY MILLION YUAN ONLY (¥20,000,000).

●	Second installment: Within 15 working days after Party B completes the introduction of new varieties as agreed in Item 2 of Clause 1 hereof, delivers complete R&D materials to Party A and obtains Party A’s written approval, Party A shall pay RMB NINE MILLION YUAN ONLY (¥9,000,000).

●	Third installment: Within 15 working days after the expiration of the cooperation term and Party B’s fulfillment of all obligations under this Contract, Party A shall pay RMB ONE MILLION YUAN ONLY (¥1,000,000).

4. Rights and Obligations of Party A

4.1 Party A shall own all intellectual property rights of the technical achievements developed under this Contract. During the cooperation term, Party A shall have the right to use the patented technologies licensed by Party B.

4.2 Pay the fees in accordance with the Contract.

4.3 Provide necessary working and living conditions for technicians assigned by Party B.

4.4 Deploy agricultural production facilities and personnel meeting the standards in accordance with Party B’s technical requirements.

4.5 Adopt reasonable suggestions and requirements put forward by Party B in relation to the project.

4.6 Own all title and income rights of the fruit products produced using Party B’s technologies.

5. Rights and Obligations of Party B

5.1 Warrant that the patented technologies licensed to Party A are legal, valid and free of any rights defects, and that such technologies are applicable to the large-scale cultivation of tropical fruits in northern China.

5.2 Be responsible for introducing new tropical fruit varieties suitable for cultivation in northern China, and warrant the legality and adaptability of such varieties.

5.3 Be responsible for researching and developing cultivation techniques matching the newly introduced varieties, including but not limited to complete technical schemes for cultivation, water and fertilizer management, pest and disease control, overwintering protection, etc.

5.4 Deliver all complete and accurate technical materials developed by it to Party A, including experimental data, technical reports, operation manuals, etc., and guide Party A to master such technologies.

5.5 Assign qualified and experienced technicians to reside at the cultivation site to provide full-process technical guidance and services to ensure the achievement of cultivation objectives. The number, qualifications and schedule of assigned personnel are detailed in the Attachment.

5.6 Provide systematic training for production managers and technical workers designated by Party A to enable them to independently conduct production operations.

5.7 During the cooperation term, without Party A’s written consent, shall not disclose or license the technologies licensed to Party A and R&D achievements to any third party.

5.8 Have the right to obtain technical service fees in accordance with this Contract.

6. Ownership of Technical Achievements

6.1 All intellectual property rights and related interests of technical achievements (including but not limited to technical schemes, process flows, experimental data, technical know-how and subsequent patent application rights, etc.) arising from Party B’s introduction of new varieties and research and development of cultivation techniques for Party A under this Contract shall be solely owned by Party A.

6.2 Party B shall assist Party A in applying for intellectual property protection such as patents and new plant variety rights when the technical achievements meet the conditions, and the relevant fees shall be borne by Party A.

6.3 Party B shall keep confidential the technical achievements of which Party A owns intellectual property rights, and shall not use or disclose them to any third party without authorization.

7. Liability for Breach of Contract

7.1 If the patented technologies licensed by Party B are involved in rights disputes or declared invalid, resulting in Party A’s inability to use them, Party B shall refund all fees paid by Party A and compensate Party A for all losses incurred thereby.

7.2 If the technicians assigned by Party B are unqualified or provide ineffective guidance, resulting in Party A’s cultivation failure, Party B shall be responsible for providing free technical support again until success; if major losses such as total crop failure are caused, Party B shall compensate Party A for direct economic losses.

7.3 If Party B breaches confidentiality obligations or intellectual property agreements, and discloses or uses Party A’s technical achievements without authorization, Party B shall pay liquidated damages equal to 30% of the total contract price to Party A. If the liquidated damages are insufficient to cover Party A’s losses, Party A shall have the right to further claim compensation.

7.4 If Party A delays payment of fees, it shall pay liquidated damages to Party B at a rate of 0.05% of the overdue amount per day of delay.

8. Exemption Clauses

8.1 In the event of force majeure, including but not limited to natural disasters, wars, disturbances, strikes, etc.; or changes in laws, regulations or government policies; or accidents, which render this Contract unable to be performed, the party affected by the exempted event shall notify the other party, take corresponding measures to avoid expansion of losses, and provide written certification documents from relevant authorities to the other party after the occurrence of the exempted event, so as to be exempted from corresponding liability for breach of contract.

8.2 In the event of a material change that is unforeseeable by both parties at the time of concluding the Contract and does not constitute commercial risk, if both parties fail to negotiate to modify the Contract and thus terminate the Contract, neither party shall be liable for breach of contract.

8.3 Any personal injury or property loss caused by public security cases or criminal cases, including but not limited to intentional injury, explosion, theft, robbery, etc., shall be borne by the perpetrator.

9. Other Agreements

9.1 This Contract shall take effect upon being signed and sealed by both parties.

9.2 Any modification to the Contract terms or supplement to matters not covered herein after the signing of this Contract shall be valid only upon a written agreement reached by both parties through negotiation.

9.3 Any dispute arising during the performance of the Contract shall be resolved by both parties through negotiation; if negotiation fails, either party may file a lawsuit with the People’s Court located in the place where Party A is domiciled.

9.4 This Contract is made in four originals, with Party A holding two originals and Party B holding two originals, all of which have equal legal effect.

(No text below)

Party A (Seal): /s/ Company Seal

Authorized Agent:

Place of Signing: Beijing

Party B (Seal): /s/ Company Seal

Authorized Agent:

Date of Signing: October 15, 2025

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